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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

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Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
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[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                          STORAGE COMPUTER CORPORATION
                (Name of Registrant as Specified In Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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    Schedule 14A.

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To Our Shareholders,
     Although 1999 was a very good year for storage markets, Storage Computer was not able to participate fully. A major reason for this was the heavy bank debt and restrictions we labored under during most of the year. This mandated severe budget cuts, reduction in personnel and the re-allocation of research and development expenditures. By the end of 1999, we were able to bring our operating losses under control, retain our best and most productive employees, and managed to reduce our bank debt to more acceptable levels.
     The most notable event of 1999 was the stock markets initial recognition of the potential value of the Company's intellectual property rights (IPR). The rights are embodied in six issued US patents based upon original pioneering research begun by the Company in 1984. We believe that the allowed claims are being infringed by many of the products currently sold in the computer storage industry. In February 2000, we reached agreement with a nationally recognized and respected law firm to represent us on a contingency basis in pursuing an extensive patent enforcement program against infringing products and companies.
     The Company's new product development focused on the delivery of advanced versions of OmniRAID, OmniFORCE and Storage Administrator, storage management software products. We also introduced and successfully installed the RAID 7 fiber channel extended storage area network (SAN). Our technology continues to be a robust competitor, and we remain confident that we can maintain and expand the technology lead in intelligent software-driven, multi host storage solutions.
     After two years of attempting to sell direct into the computer storage marketplace, we have committed our sales focus on the re-development of our resellers sales channel in the United States and Europe. In support of that effort, in May 2000, we signed an agreement with a sales and marketing organization to assist us in our efforts with their network of over 2500 resellers. All of our sales personnel have been realigned to focus their efforts in support of the resellers.
     In positioning ourselves to be able to take timely advantage of the many business opportunities in today's computer storage marketplace, the Company has made several changes to accommodate its redirection. In the first half of our 2000 fiscal year, the Company had completed private placement of preferred stock to help relieve the pressure of the Company's debt, named a new President and Chief Operating Officer, Chief Financial Officer and added two new members to the Board of Directors. These events will permit me to focus on building sales momentum in our core business, pursue strategic alliances, and support the intellectual property rights program.
     In closing, I would like to personally thank each and everyone of our employees, resellers, customers, vendors and fellow investors, for your support, loyalty, and encouragement, enabling us to get through a difficult period in the Company's history.

Sincerely,
Theodore J. Goodlander
Chairman of the Board
Chief Executive Officer